EXHIBIT 4.3

AMENDMENT NO. 1

TO

REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 to Registration Rights Agreement (the “Amendment”) is entered into effective as of the 16th day of February, 2005, by and between Axeda Systems Inc., a Delaware corporation (the “Company”), and Laurus Master Fund, Ltd. (the “Purchaser”).

WHEREAS, the Company and the Purchaser have entered into that certain Registration Rights Agreement, dated as of October 5, 2004 (the “Rights Agreement”).

WHEREAS, the Company has requested, and the Purchaser has agreed, to amend the provisions of the Rights Agreement resulting in liquidated damages in the event that the Company fails to satisfy certain obligations with respect to the effectiveness of the Registration Statement.

WHEREAS, the Rights Agreement may be amended with the consent of the Company and the Holders of a majority of the outstanding Registrable Securities, and the Purchaser constitutes such Holders for purposes of Section 7(f) of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and conditions of this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment of Agreement. This Amendment hereby amends the Rights Agreement as provided in Section 2 below. Except as explicitly provided in this Amendment, the Rights Agreement will remain unchanged and in full force and effect. The term “Agreement” as used in the Rights Agreement and all other instruments and agreements executed thereunder shall for all purposes refer to the Rights Agreement as amended by this Amendment.

2. Modifications to the Agreement.

        2.1 The definition of “Filing Date” in Section 1 of the Rights Agreement is amended and restated so that it reads in its entirety, as follows:

“Filing Date” means, with respect to (i) the initial Registration Statement required to be filed hereunder, a date no later than thirty (30) days following the date hereof and (ii) with respect to Liquidated Damages Shares or shares of Common Stock issuable to the Holder as a result of adjustments to the Fixed Conversion Price made pursuant to Section 3.4 of the Secured Convertible Term Note or Section 4 of the Warrant or otherwise, thirty (30) days after the occurrence of such event or the date of the adjustment of the Fixed Conversion Price.

        2.2 The definition of “Registrable Securities” in Section 1 of the Rights Agreement is amended and restated so that it reads in its entirety, as follows:

“Registrable Securities” means the shares of Common Stock issued upon the conversion of the Note and issuable upon exercise of the Warrants and the Liquidated Damages Shares.

        2.3 Section 1 of the Rights Agreement is amended to add a new defined term “Liquidated Damages Shares” as follows:

“Liquidated Damages Shares” means shares of Common Stock issuable upon exercise of Warrants issued pursuant to Section 2(b) hereof and pursuant to Section 9.1(c) of the Securities Purchase Agreement.

        2.4 Section 2(b) of the Rights Agreement is amended and restated so that it reads in its entirety, as follows:

If: (i) the Registration Statement (other than one relating solely to Liquidated Damages Shares) is not filed on or prior to the Filing Date; (ii) the Registration Statement (other than one relating solely to Liquidated Damages Shares) is not declared effective by the Commission by the Effectiveness Date; (iii) after the Registration Statement (other than one relating solely to Liquidated Damages Shares) is filed with and declared effective by the Commission, the Registration Statement ceases to be effective (by suspension or otherwise) as to all Registrable Securities (other than pursuant to the request of Purchaser) to which it is required to relate at any time prior to the expiration of the Effectiveness Period (without being succeeded immediately by an additional registration statement filed and declared effective) for a period of time which shall exceed 45 days in the aggregate per year or more than 25 consecutive calendar days (defined as a period of 365 days commencing on the date the Registration Statement is declared effective); or (iv) the Common Stock is not listed or quoted, or is suspended from trading on any Trading Market for a period of three (3) consecutive Trading Days (provided the Company shall not have been able to cure such trading suspension within 30 days of the notice thereof or list the Common Stock on another Trading Market and provided that such trading suspension is not generally applicable to the Trading Market); (any such failure or breach being referred to as an “Event,” and for purposes of clause (i) or (ii) the date on which such Event occurs, or for purposes of clause (iii) the date which such 45 day or 25 consecutive day period (as the case may be) is exceeded, or for purposes of clause (iv) the date on which such three (3) Trading Day period is exceeded, being referred to as “Event Date”), then until the applicable Event is cured, the Company shall pay to each Holder an amount, as liquidated damages and not as a penalty, equal to one and one half percent (1.50%) for each thirty (30) day period (prorated for partial periods) on a daily basis of the original principal amount of the Note. Such payment shall be made to each Holder in a warrant to purchase shares of Common Stock in substantially the form attached to the Securities Purchase Agreement as Exhibit B with a value equivalent to the amount of the payment; provided, however, that the Company shall not be obligated to issue a warrant exercisable for more shares of Common Stock than it has authorized but unissued. While such Event continues, such liquidated damages shall be paid not less often than each thirty (30) days. Any unpaid liquidated damages as of the date when an Event has been cured by the Company shall be paid within three (3) days following the date on which such Event has been cured by the Company.

3. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Rights Agreement.

5. Continued Effect; Conflict of Terms. Each of the parties hereto hereby confirms that the Rights Agreement, except as expressly amended by this Amendment, remains in full force and effect. To the extent there is any conflict between the terms of the Rights Agreement and this Amendment, the terms of this Amendment shall take precedence.

6. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Purchaser have executed this Amendment effective as of the day and year first written above.

COMPANY: AXEDA SYSTEMS INC.

By:	/s/ Karen F. Kupferberg

Name:	Karen F. Kupferberg

Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Amendment No. 1 to Registration Rights Agreement]

Counterpart Signature Page

to Amendment No. 1 to

Registration Rights Agreement

LAURUS MASTER FUND, LTD.

By:	/s/ David Grin

Name:	David Grin

Title:	Partner

[Signature Page to Amendment No. 1 to Registration Rights Agreement]